Exhibit 10.1

COMMERCIAL VEHICLE GROUP, INC.

CHANGE IN CONTROL & NON-COMPETITION AGREEMENT

This Agreement is made as of this 23 day of January, 2014, by and between C. Timothy Trenary (“Executive”) and Commercial Vehicle Group, Inc., a Delaware corporation with its principal office at 7800 Walton Parkway, New Albany, Ohio 43054, its subsidiaries, successors and assigns (the “Company”).

Recitals

A. The Company is engaged in the business of developing, manufacturing, and marketing of interior systems, vision safety solutions and other cab-related products for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction market and other specialized transportation markets and in connection therewith develops and uses valuable technical and nontechnical trade secrets and other confidential information which it desires to protect.

B. You will continue to be employed as an executive officer of the Company.

C. The Company considers your continued services to be in the best interest of the Company and desires, through this Agreement, to assure your continued services on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

D. You are willing to remain in the employ of the Company on the terms set forth in this agreement.

Agreement

NOW, THEREFORE, the parties agree as follows:

1. Consideration. As consideration for your entering into this Agreement and your willingness to remain bound by its terms, the Company shall continue to employ you and provide you with access to certain Confidential Information as defined in this Agreement and other valuable consideration as provided for throughout this Agreement, including in Sections 3 and 4 of this Agreement.

2. Employment.

(a) Position. You will continue to be employed as Executive Vice President and Chief Financial Officer reporting to the President and Chief Executive Officer of the Company. You shall continue to perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in similar executive capacities.

(b) Restricted Employment. While employed by the Company, you shall devote your best efforts to the business of the Company and shall not engage in any outside employment or consulting work without first securing the approval of the Company’s Board of Directors. Furthermore, so long as you are employed under this Agreement, you agree to devote your full time and efforts exclusively on behalf of the Company and to competently, diligently, and effectively discharge your duties hereunder. You shall not be prohibited from engaging in such personal, charitable, or other non-employment activities that do not interfere with your full time employment hereunder and which do not violate the other provisions of this Agreement. You further agree to comply fully with all policies and practices of the Company as are from time to time in effect.

3. Compensation.

(a) Your compensation will be continued at your current annual base rate (“Basic Salary”), payable in accordance with the normal payroll practices of the Company. Your base salary may be increased from time to time by action of the Board of Directors of the Company. You will also be eligible for a cash bonus under a performance bonus plan which is determined annually by the Board of Directors of the Company (the “Annual Bonus”). Any Annual Bonus earned hereunder shall be paid no later than March 15th of the calendar year following the calendar year in which or with which the applicable annual bonus period ends.

(b) You will be entitled to receive equity and other long term incentive awards (including but not limited to restricted stock awards) pursuant to the terms of the Company’s Equity Incentive Plan or other plan adopted by the Board of Directors of the Company from time to time. If a “Change in Control,” as defined in Section 9(e)(v), shall occur (i) in which the Company does not survive as a result of such Change in Control or substantially all of the assets of the Company are sold as a result of such Change in Control, and (ii) in which the surviving entity does not assume the obligations of your outstanding stock options upon the Change in Control, then all outstanding stock options and restricted stock issued to you prior to the Change in Control will be immediately vested upon such Change of Control and such options will be exercisable for a period of at least 12 months from the date of the Change in Control, but, in no event, following the expiration date of the term of such stock options.

(c) Subject to applicable Company policies, you will be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of your duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

4. Fringe Benefits. You will be entitled to receive employee benefits and participate in any employee benefit plans, in accordance with their terms as from time to time amended, that the Company maintains during your employment and which are made generally available to all other executive management employees in like positions. This includes medical and dental insurance, life insurance, disability insurance, supplemental medical insurance and 401(k) plan including all executive benefits as approved by the Board of Directors’ Compensation Committee.

5. Reserved.

6. Confidential Information.

(a) As used throughout this Agreement, the term “Confidential Information” means any information you acquire during employment by the Company (including information you conceive, discover or develop) which is not readily available to the general public and which relates to the business, including research and development projects, of the Company, its subsidiaries or its affiliated companies.

(b) Confidential Information includes, without limitation, information of a technical nature (such as trade secrets, inventions, discoveries, product requirements, designs, software codes and manufacturing methods), matters of a business nature (such as customer lists, the identities of customer contacts, information about customer requirements and preferences, the terms of the Company’s contracts with its customers and suppliers, and the Company’s costs and prices), personnel information (such as the identities, duties, customer contacts, and skills of the Company’s employees) and other financial information relating to the Company and its customers (including credit terms, methods of conducting business, computer systems, computer software, personnel data, and strategic marketing, sales or other business plans). Confidential Information may or may not be patentable.

(c) Confidential Information does not include information which you learned prior to employment with the Company from sources other than the Company, information you develop after employment from sources other than the Company’s Confidential Information or information which is readily available to persons with equivalent skills, training and experience in the same fields or fields of endeavor as you. You must presume that all information that is disclosed or made accessible to you during employment by the Company is Confidential Information if you have a reasonable basis to believe the information is Confidential Information or if you have notice that the Company treats the information as Confidential Information.

(d) Except in conducting the Company’s business, you shall not at any time, either during or following your employment with the Company, make use of, or disclose to any other person or entity, any Confidential Information unless (i) the specific information becomes public from a source other than you or another person or entity that owes a duty of confidentiality to the Company and (ii) twelve months have passed since the specific information became public. However, you may discuss Confidential Information with employees of the Company when necessary to perform your duties to the Company. Notwithstanding the foregoing, if you are ordered by a court of competent jurisdiction to disclose Confidential Information, you will officially advise the Court that you are under a duty of confidentiality to the Company hereunder, take reasonable steps to delay disclosure until the Company may be heard by the Court, give the Company prompt notice of such Court order, and if ordered to disclose such Confidential Information you shall seek to do so under seal or in camera or in such other manner as reasonably designed to restrict the public disclosure and maintain the maximum confidentiality of such Confidential Information.

(e) Upon Employment Separation, you shall deliver to the Company all originals, copies, notes, documents, computer data bases, disks, and CDs, or records of any kind that reflect or relate to any Confidential Information. As used herein, the term “notes” means written or printed words, symbols, pictures, numbers or formulae. As used throughout this

Agreement, the term “Employment Separation” means the separation from and/or termination of your employment with the Company, regardless of the time, manner or cause of such separation or termination.

7. Inventions.

(a) As used throughout this Agreement, the term “Inventions” means any inventions, improvements, designs, plans, discoveries or innovations of a technical or business nature, whether patentable or not, relating in any way to the Company’s business or contemplated business if the Invention is conceived or reduced to practice by you during your employment by the Company. Inventions includes all data, records, physical embodiments and intellectual property pertaining thereto. Inventions reduced to practice within one year following Employment Separation shall be presumed to have been conceived during employment.

(b) Inventions are the Company’s exclusive property and shall be promptly disclosed and assigned to the Company without additional compensation of any kind. If requested by the Company, you, your heirs, your executors, your administrators or legal representative will provide any information, documents, testimony or other assistance needed for the Company to acquire, maintain, perfect or exercise any form of legal protection that the Company desires in connection with an Invention.

(c) Upon Employment Separation, you shall deliver to the Company all copies of and all notes with respect to all documents or records of any kind that relate to any Inventions.

8. Noncompetition and Nonsolicitation.

(a) By entering into this Agreement, you acknowledge that the Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable asset of the Company’s business, that the disclosure of the Confidential Information to any of the Company’s competitors would cause substantial and irreparable injury to the Company’s business, and that any customers of the Company developed by you or others during your employment are developed on behalf of the Company. You further acknowledge that you have been provided with access to Confidential Information, including Confidential Information concerning the Company’s major customers, and its technical, marketing and business plans, disclosure or misuse of which would irreparably injure the Company.

(b) In exchange for the consideration specified in Section 1 of this Agreement — the adequacy of which you expressly acknowledge — you agree that during your employment by the Company and for a period of twelve (12) months following Employment Separation, you shall not, directly or indirectly, as an owner, shareholder, officer, employee, manager, consultant, independent contractor, or otherwise:

(i) Attempt to recruit or hire, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries or affiliates, with any person who is an employee, customer or supplier of the Company, it subsidiaries or affiliates;

(ii) Contact any employee of the Company for the purpose of discussing or suggesting that such employee resign from employment with the Company for the purpose of becoming employed elsewhere or provide information about individual employees of the Company or personnel policies or procedures of the Company to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers; or

(iii) Own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company; provided, however, that your “beneficial ownership,” either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement.

9. Termination of Employment.

(a) Termination Upon Death or Disability. Your employment will terminate automatically upon your death. The Company will be entitled to terminate your employment because of your disability upon 30 days written notice. “Disability” will mean “total disability” as defined in the Company’s long term disability plan or any successor thereto. In the event of a termination under this Section 9(a), the Company will pay you (i) the earned but unpaid portion of your Basic Salary through the employment termination date; (ii) reimbursement of all business expenses for which you are entitled to be reimbursed pursuant to Section 3(c) above, but for which you have not yet been reimbursed; (iii) vested benefits, if any, to which you may be entitled under the Company’s employee benefit plans as of the employment termination date; (iv) any Annual Bonus earned with respect to the previous calendar year but unpaid as of the employment termination date; and (v) a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that you would have received for such year had your employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days you were employed during the applicable year and the denominator of which is 365.

(b) Termination by Company for Cause. An Employment Separation for Cause will occur upon a determination by the Company that “Cause” exists for your termination and the Company serves you written notice of such termination. As used in this Agreement, the term “Cause” shall refer only to any one or more of the following grounds:

(i) Commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

(ii) Willful engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

(iii) Willful and continued failure substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company delivers to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(iv) Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

(v) The clear and willful violation of any of the material terms and conditions of this Agreement or any other written agreement or agreements you may from time to time have with the Company;

(vi) The clear and willful violation of the Company’s code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

(vii) Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with your employment by the Company which causes the Company a substantial detriment.

No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

In the event of a termination under this Section 9(b), the Company will pay you (i) the earned but unpaid portion of your Basic Salary through the employment termination date; (ii) reimbursement of all business expenses for which you are entitled to be reimbursed pursuant to Section 3(c) above, but for which you have not yet been reimbursed; (iii) vested benefits, if any, to which you may be entitled under the Company’s employee benefit plans as of the employment termination date.

Following a termination for Cause by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company’s determination of Cause to arbitration in Columbus, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Cause, the Company’s sole liability to you will be the amount that would be payable to you under Section 9(d)of this Agreement for a termination of your employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

(c) Termination by You. In the event of an Employment Separation as a result of a termination by you for any reason, you must provide the Company with at least 14 days advance written notice (“Notice of Termination”) and continue working for the Company during the 14-day notice period, but only if the Company so desires to continue your employment and to compensate you during such period.

In the event of such termination under this Section other than by you for Good Reason (as defined in Section 9(f)), the Company will pay you (i) the earned but unpaid portion of your Basic Salary through the employment termination date; (ii) reimbursement of all business expenses for which you are entitled to be reimbursed pursuant to Section 3(c) above, but for which you have not yet been reimbursed; (iii) vested benefits, if any, to which you may be entitled under the Company’s employee benefit plans as of the employment termination date.

(d) Termination by Company Without Cause or by You for Good Reason. In the event of an Employment Separation as a result of termination (i) by the Company without Cause (and other than due to your death or Disability) or (ii) by you for Good Reason (and either such termination is not within 13 months following a Change in Control), the Company shall pay or provide you (i) the earned but unpaid portion of your Basic Salary through the employment termination date; (ii) reimbursement of all business expenses for which you are entitled to be reimbursed pursuant to Section 3(c) above, but for which you have not yet been reimbursed; (iii) vested benefits, if any, to which you may be entitled under the Company’s employee benefit plans as of the employment termination date; (iv) any Annual Bonus earned with respect to the previous calendar year but unpaid as of the employment termination date; (v) a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that you would have received for such year had your employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days you were employed during the applicable year and the denominator of which is 365; (vi) immediate vesting of all outstanding stock options and restricted stock awards issued to you, and thereafter shall be exercisable until the earlier of (A) 12 months after the termination of your employment hereunder or (B) the original expiration date of such stock options (but in no event later than the date at which such options may remain outstanding without subjecting the options to the excise tax under Code Section 409A, as defined below); (vii) salary continuation severance pay at the Basic Salary rate for an additional twelve (12) months (the “Severance Period”); provided, however, that any such payments will immediately end if (i) you are in violation of any of your obligations under this Agreement, including Sections 6, 7 and/or 8; or (ii) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 9(b), to terminate your employment; provided, further, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(e) Termination Following Change of Control. If a “Change in Control”, as defined in Section 9(e)(v), shall have occurred and within 13 months following such Change in Control the Company terminates your employment other than for Cause, as defined in Section 9(b), or you terminate your employment for Good Reason, as that term is defined in Section 9(f), then you shall be entitled to the benefits described below:

(i) You shall be entitled to (A) the unpaid portion of your Basic Salary plus credit for any vacation accrued but not taken, (B) reimbursement of all business expenses for which you are entitled to be reimbursed pursuant to Section 3(c) above, (C) any Annual Bonus earned with respect to the previous calendar year but unpaid as of the employment termination date, (D) a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that you would have received for such year had your employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days you were employed during the applicable year and the denominator of which is 365, and (E) the amount of any earned but unpaid portion of any bonus, incentive compensation, or any other fringe benefit to which you are entitled under this Agreement through the date of the termination as a result of a Change in Control (the “Unpaid Earned Compensation”), plus 1.0 times your “Current Annual Compensation” as defined in this Section 9(e)(i) (the “Salary Termination Benefit”). “Current Annual Compensation” shall mean the total of your Basic Salary in effect at the Termination Date, plus the average annual performance bonus actually received by you over the last three years fiscal years (or if you have been employed for a shorter period of time over such period during which you performed services for the Company) plus any medical, financial and insurance coverage provided presently under your current annual compensation plan, and shall not include the value of any stock options granted or exercised, restricted stock awards granted or vested, any other equity awards under the Company’s Equity Incentive Plan, contributions to 401(k) or other qualified plans.”

(ii) Immediate vesting of all outstanding stock options and restricted stock awards issued to you, and thereafter shall be exercisable until the earlier of (x) 12 months after your termination of employment or (y) the original expiration date of such stock options (but in no event later than the date at which such options may remain outstanding without subjecting the options to the excise tax under Code Section 409A).

(iii) Subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) until the earlier of (A) 12 months after termination of employment following a Change in Control, or (B) your commencement of full-time employment with a new employer with comparable benefits; provided your continued participation is permitted under the general terms of such plans and programs after the Change in Control (“Fringe Termination Benefit”); (collectively the Salary Termination Benefit and the Fringe Termination Benefit are referred to as the “Termination Benefits”). The Company may modify its obligation under this Section 9(e)(iii) to the extent necessary to avoid any penalty or excise taxes imposed on the Company in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act.

(iv) The Unpaid Earned Compensation shall be paid to you within 15 days after termination of employment, one-half of the Salary Termination Benefit shall be payable to you as severance pay in a lump sum payment within 30 days after termination of employment, and one-half of the Salary Termination Benefit shall be payable to you as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the Company’s taxable year in which termination occurred or your death; provided, however, the Company may immediately discontinue the payment of the Termination Benefits if (i) you are in violation of any of your obligations under this Agreement, including in Sections 6, 7 and/or 8; and/or (ii) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause as defined in Section 9(b) to terminate your employment. You shall have no duty to mitigate your damages by seeking other employment, and the Company shall not be entitled to set off against amounts payable hereunder any compensation which you may receive from future employment. To the extent necessary, the parties hereto agree to negotiate in good faith should any amendment to this Agreement required in order to comply with Section 409A of the Code, provided, however, no amendment shall be effected after the occurrence of a Change in Control. Any amounts payable pursuant to Section 9(e)(iv) shall not be paid until the first scheduled payment date following the date the General Release (as defined below) is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which you would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Code Section 409A shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(v) A “Change in Control” shall be deemed to have occurred if and when, after the date hereof, (i) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on the date hereof), including any “group” as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof, shall acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 50% of the total voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions (a “Transaction”), the owners of the voting shares of the Company outstanding immediately prior to such Transaction own less than a majority of the voting shares of the Company after the Transaction; or (iii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (or who take office following the approval of a majority of the directors then in office who were directors at the beginning of the period) cease for any reason to constitute at least one-half thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or (iv) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (a “Sale Transaction”) shall have occurred. Notwithstanding the foregoing, an event shall not be treated as a “Change in Control” hereunder unless such event also constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A.

(f) As used in this Agreement, the term “Good Reason” means, without your written consent:

(i) a material change in your status, position or responsibilities which, in your reasonable judgment, does not represent a promotion from your existing status, position or responsibilities as in effect immediately prior to a Change in Control; or the assignment of any duties or responsibilities or the removal or termination of duties or responsibilities (except in connection with the termination of employment for total and permanent disability, death, or Cause, or by you other than for Good Reason), which, in your reasonable judgment, are materially inconsistent with such status, position or responsibilities;

(ii) a reduction by the Company in your Basic Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within twelve months of your last increase in Basic Salary) your Basic Salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in Basic Salary for all executive and senior officers of the Company, in like positions, which were effected in the preceding twelve months;

(iii) the relocation of the Company’s principal executive offices to a location outside the greater Columbus metropolitan area or the relocation of you by the Company to any place other than the location at which you performed duties prior to a Change in Control, except for required travel on the Company’s business to an extent consistent with business travel obligations at the time of a Change in Control;

(iv) the failure of the Company to continue in effect, or continue or materially reduce your participation in, any incentive, bonus or other compensation plan in which you participate, including but not limited to the Company’s Equity Incentive Plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), has been made or offered with respect to such plan;

(v) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed or to which you are entitled under any of the Company’s deferred compensation, pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed or to which you are entitled, or the failure by the Company to provide the number of paid vacation and sick leave days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the date hereof;

(vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement;

(vii) any request by the Company that you participate in an unlawful act or take any action constituting a breach of your professional standard of conduct; or

(viii) any breach of this Agreement on the part of the Company.

Notwithstanding anything in this Section to the contrary, your right to terminate your employment pursuant to this Section shall not be affected by incapacity due to physical or mental illness.

(g) Upon any termination or expiration of this Agreement or any cessation of your employment hereunder, the Company shall have no further obligations under this Agreement and no further payments shall be payable by the Company to you, except as provided in Section 9 above and except as required under any benefit plans or arrangements maintained by the Company and applicable to you at the time of such termination, expiration or cessation of your employment.

(h) Enforcement of Agreement. The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny you the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. Accordingly, if following a Change in Control it should appear to you that the Company has failed to comply with any of its obligations under Section 9 of this Agreement or in the event that the Company or any other person takes any action to declare Section 9 of this Agreement void or enforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from you the benefits entitled to be provided to you under Section 9, and that you have complied with all your obligations under this Agreement, the Company authorizes you to retain counsel of your choice, at the expense of the Company as provided in this Section 9(h), to represent you in connection with the initiation or defense of any pre-suit settlement negotiations, litigation or other legal action, whether such action is by or against the Company or any Director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company consents to you entering into an attorney-client relationship with such counsel, and in that connection the

Company and you agree that a confidential relationship shall exist between you and such counsel, except with respect to any fee and expense invoices generated by such counsel. The reasonable fees and expenses of counsel selected by you as hereinabove provided shall be paid or reimbursed to you by the Company on a regular, periodic basis upon presentation by you of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $50,000. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of Section 9 or the terms contained in Section 9(i), notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from you for such expenses.

(i) The noncompetition periods described in Section 8 of this Agreement shall be suspended while you engage in any activities in breach of this Agreement. In the event that a court grants injunctive relief to the Company for your failure to comply with Section 8, the noncompetition period shall begin again on the date such injunctive relief is granted.

(j) Nothing contained in this Section 9 shall be construed as limiting your obligations under Sections 6, 7, or 8 of this Agreement concerning Confidential Information, Inventions, or Noncompetition and Nonsolicitation.

(k) Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the earned but unpaid Basic Salary shall only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company (the “General Release”) in the form provided as Exhibit A to this Agreement. The General Release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. You shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and the Company shall not be entitled to any offset from any payment or benefit owed to you under this Agreement in the event you secure other employment.

10. Remedies; Venue; Process.

(a) You hereby acknowledge and agree that the Confidential Information disclosed to you prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other legal and equitable remedies available to it, to injunctive and any other equitable relief to prevent or cease a breach of Sections 6, 7, or 8 of this Agreement without further proof of harm and entitlement; that the terms of this Agreement, if enforced by the Company, will not unduly impair your ability to earn a living or pursue your vocation; and further, that the Company may cease paying any compensation and benefits under Section 9 if you fail to comply with this Agreement, without restricting the Company from other legal and equitable remedies.

(b) Except for actions brought under Section 9(b) of this Agreement, the parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in either the United States District Court for the Southern District of Ohio, Eastern Division,

Columbus, Ohio, or the Court of Common Pleas of Franklin County, Ohio. Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if you may have breached Sections 6, 7, or 8 of this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

11. Exit Interview. Prior to Employment Separation, you shall attend an exit interview if desired by the Company and shall, in any event, inform the Company at the earliest possible time of the identity of your future employer and of the nature of your future employment.

12. No Waiver. Any failure by the Company to enforce any provision of this Agreement shall not in any way affect the Company’s right to enforce such provision or any other provision at a later time.

13. Saving. If any provision of this Agreement is later found to be completely or partially unenforceable, the remaining part of that provision of any other provision of this Agreement shall still be valid and shall not in any way be affected by the finding. Moreover, if any provision is for any reason held to be unreasonably broad as to time, duration, geographical scope, activity or subject, such provision shall be interpreted and enforced by limiting and reducing it to preserve enforceability to the maximum extent permitted by law.

14. No Limitation. You acknowledge that your employment by the Company may be terminated at any time by the Company or by you with or without cause in accordance with the terms of this Agreement. This Agreement is in addition to and not in place of other obligations of trust, confidence and ethical duty imposed on you by law.

15. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules.

16. Final Agreement. With the exception of that certain Employment Offer Letter by and between you and the Company, dated as of September 27, 2013, this Agreement replaces any existing agreement between you and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both you and a duly authorized representative of the Company.

17. Further Acknowledgments. YOU ACKNOWLEDGE THAT YOU HAVE RECEIVED A COPY OF THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, THAT YOU UNDERSTAND THIS AGREEMENT AFFECTS YOUR RIGHTS, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY.

18. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted,

this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) An “Employment Separation” shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following an Employment Separation unless such Employment Separation is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to an Employment Separation or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.”

Commercial Vehicle Group, Inc.

By:	/s/ Laura L. Macias
Name:	Laura L. Macias
Title:	Vice President, Chief Human Resources Officer

EXECUTIVE:

/s/ C. Timothy Trenary

Executive Vice President and Chief Financial Officer

EXHIBIT A

GENERAL RELEASE

I, C. Timothy Trenary, in consideration of and subject to the performance by Commercial Vehicle Group, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Change in Control Agreement dated as of January 23, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right or claim to any severance benefits or other benefits relating to termination of employment to which I am entitled under the Agreement, (ii) any right or claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) any right or claim as an equity or security holder in the Company or its affiliates, including, without limitation, any rights under any equity incentive or stock option grant or plan, (iv) any right or claim for reimbursement of business expenses incurred prior to the employment termination date, and (v) any right or claim with respect to any vested benefits under any employee benefit plans, including without limitation any health, welfare, retirement, pension, profit-sharing or deferred compensation plan.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone; provided, however, if this General Release and/or the Agreement is or becomes publicly filed by the Company, or if the terms of this General Release and/or the Agreement is or becomes publicly disclosed by the Company, I shall have no confidentiality obligation under this Section 9.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that certain provisions of the Agreement, including Sections 6, 7, and 8 of the Agreement, shall survive my execution of this General Release in accordance with the terms of the Agreement.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

A-4